PFSweb Receives NASDAQ Approval for Updated Compliance Plan Concerning Its Delayed Form 10-Qs

Allen, TX – November 17, 2021 – PFSweb, Inc. (NASDAQ: PFSW), a global commerce services company, announced that the NASDAQ Stock Market (“NASDAQ”) has approved its updated plan to regain compliance with Nasdaq Listing Rule 5250(c)(1) related to the delayed filings of its Form 10-Q for the periods ended June 30, 2021 (the “June 10-Q”) and September 30, 2021 (the “September 10-Q”). With this approval, NASDAQ has granted the company up to 180 days from the June 2021 10-Q due date, or February 7, 2022, to file both the June 2021 10-Q and September 2021 10-Q.

The June and September 10-Q filings have been delayed due to additional time and work needed to meet the SEC reporting and accounting requirements for its LiveArea divestiture, completed August 25, 2021, as a discontinued operation and other related financial reporting requirements associated with such divestiture, including, but not limited to, segmentation of previously commingled business entities, tax analysis for all geographies, and analysis of transaction accounting treatment.

About PFS
PFS, the business unit of PFSweb, Inc. (NASDAQ: PFSW) is a premier eCommerce order fulfillment provider. We facilitate each operational step of an eCommerce order in support of DTC and B2B retail brands and specialize in health & beauty, fashion & apparel, jewelry, and consumer packaged goods. Our scalable solutions support customized pick/pack/ship services that deliver on brand ethos with each order. A proven order management platform, as well as high-touch customer care, reinforce our operation. With 20+ years as an industry leader, PFS is the BPO of choice for brand-centric companies and household brand names, such as L’Oréal USA, Champion, Pandora, Shiseido Americas, Kendra Scott, the United States Mint, and many more. The company is headquartered in Allen, TX with additional locations around the globe. For more information, visit www.pfscommerce.com or ir.pfsweb.com for investor information.

Investor Relations:
Cody Slach and Jackie Keshner
Gateway Investor Relations
1-949-574-3860
PFSW@gatewayir.com